Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Loran Connection Corp., of our report dated June 8, 2011 on our audit of the financial statements of Loran Connection Corp. as of March 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended March 31, 2011 and 2010, and since inception on July 25, 2008 through March 31, 2011, and the reference to us under the caption “Experts.”

Seale and Beers, CPAs

Las Vegas, Nevada

June 8, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351